SCHEDULE 14A INFORMATION
                     Proxy Statement Pursuant to Section 14(a) of
                          The Securities Exchange Act of 1934
                                  (Amendment No. ___)




   Filed by the Registrant [X]

   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:


   [ ]  Preliminary Proxy Statement

   [X]  Definitive Proxy Statement

   [ ]  Definitive Additional Materials

   [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12


                             OSHKOSH TRUCK CORPORATION
                (Name of Registrant as Specified in its Charter)


                             OSHKOSH TRUCK CORPORATION
                   (Name of Person(s) Filing Proxy Statement)


        Payment of Filing Fee (Check the appropriate box):

   [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-
        6(i)(2).

   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        4)   Proposed maximum aggregate value of transaction:

        *Set forth the amount on which the filing fee is calculated and state how it was determined.


   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of
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
                            OSHKOSH TRUCK CORPORATION
                               2307 Oregon Street
                                  P.O. Box 2566
                            Oshkosh, Wisconsin 54903
                                 (414) 235-9151

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 23, 1995

   To the Shareholders of OSHKOSH TRUCK CORPORATION:

   Notice is hereby given that the Annual Meeting of Shareholders of Oshkosh Truck Corporation, a Wisconsin corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903, will be held on Monday, January 23, 1995, at 10:00 o'clock in the forenoon at the Oshkosh Hilton & Convention Center, One North Main Street, Oshkosh, Wisconsin, for the following purposes:

   (1) To elect directors for terms of one year expiring at the Annual Meeting to be held in 1996;

   (2) To approve the Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended;

   (3) To approve the Oshkosh Truck Corporation 1994 Long-Term Incentive Compensation Plan; and

   (4) To transact such other business as may be properly brought before the meeting or any adjournment thereof.

   Only shareholders of record at the close of business on December 10, 1994, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

   A copy of the Annual Report of the company for the fiscal year ended September 30, 1994, and a Proxy Statement accompany this Notice.

   If you will be unable to be present in person at the meeting and desire your stock to be voted, you are requested to complete, sign and return promptly the (green) proxy card for Class A Common Stock and/or the (blue) proxy card for Class B Common Stock in the enclosed stamped, self-addressed return envelope.

                                    By order of the Board of Directors,

                                    TIMOTHY M. DEMPSEY, Secretary
                                    OSHKOSH TRUCK CORPORATION

   Oshkosh, Wisconsin
   December 19, 1994

                            OSHKOSH TRUCK CORPORATION

               Proxy Statement for Annual Meeting of Shareholders
                         To be Held on January 23, 1995

   This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Oshkosh Truck Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903 (the "company"), to be used at the Annual Meeting of Shareholders of the company to be held on Monday, January 23, 1995, at 10:00 o'clock in the forenoon at the Oshkosh Hilton & Convention Center, One North Main Street, Oshkosh, Wisconsin, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

   Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the meeting and to vote in person. Presence at the meeting of a shareholder who has signed a proxy does not in itself revoke the proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Board of Directors in writing or in open meeting. Unless so revoked, the shares represented by proxies received by the Board of Directors will be voted at the meeting or any adjournments thereof. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.

   Only holders of shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), and Class B Common Stock, $.01 par value (the "Class B Common Stock"), on December 10, 1994, are entitled to vote at the Annual Meeting. On that date, the company had outstanding and entitled to vote 449,370 shares of Class A Common Stock and 8,261,262 shares of Class B Common Stock.

   There are separate proxy cards for the Class A Common Stock (green) and the Class B Common Stock (blue). Enclosed for holders of shares of only one class of Common Stock is the appropriate proxy card. Enclosed for holders of both classes of Common Stock are both proxy cards; each proxy card must be completed, signed and returned for shares of each class to be represented at the meeting.

                              ELECTION OF DIRECTORS

   The Board of Directors of the company currently consists of seven members, each of whom is elected each year to serve for a term of one year and until his successor is elected. Under the company's Restated Articles of Incorporation, as amended, holders of shares of Class B Common Stock have the right to elect as a class 25% of the entire Board of Directors of the company. At the Annual Meeting, seven directors will be elected; holders of shares of Class A Common Stock will elect five directors, and holders of shares of Class B Common Stock will elect two directors. Unless otherwise revoked, proxies received by the Board of Directors with authority to vote in the election of directors will be voted at the Annual Meeting for the election for one-year terms of each of the nominees listed on the the following page. Because directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting), any shares not voted, whether due to abstentions or broker nonvotes, have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

   In the event that any of the nominees should fail to stand for election, the persons named in the form of proxy intend to vote for substitute nominees.

   Certain information as of November 15, 1994, with respect to each nominee is set forth below.

   Name                    Age      Office, if any, Held in Company
   ----                    ---      -------------------------------
   NOMINEES FOR HOLDERS
   OF CLASS A  SHARES
   R. Eugene Goodson       59       Chairman of the Board and Chief Executive
                                     Officer
   Stephen P. Mosling      48
   J. Peter Mosling, Jr.   50
   J. William Andersen     56
   Michael W. Grebe        54

   NOMINEES FOR HOLDERS
   OF CLASS B SHARES
   Daniel T. Carroll       68
   Timothy M. Dempsey      54       Secretary

   R. EUGENE GOODSON   Mr. Goodson joined the company in April 1990 in his
   present position. Prior thereto, Mr. Goodson served as Group Vice President and General Manager of the Automotive Systems Group of Johnson Controls, Inc., a supplier of automated building controls, automotive seating, batteries and plastic packaging, which position he held since 1985. Mr. Goodson is also a director of Donnelly Corporation.

   STEPHEN P. MOSLING   Mr. Mosling has served as a Director of  the company
   since 1976, having joined the company in 1971. He had served in various senior executive capacities since joining the company through his retirement in February 1994.

   J. PETER MOSLING, JR.   Mr. Mosling has served as a Director of  the
   company since 1976 after joining the company in 1969. He had served in various senior executive capacities since joining the company through his retirement in February 1994.

   J. WILLIAM ANDERSEN   Mr. Andersen has served as a Director of  the
   company since 1976 and had been the Executive Director of Development, University of Wisconsin-Oshkosh from 1980 through his retirement in June 1994.

   MICHAEL W. GREBE   Mr. Grebe has served as a Director of  the company
   since January 1990. He has been a partner in the law firm of Foley & Lardner in Milwaukee since 1977. The company retained Mr. Grebe's firm for legal services in 1994 and will similarly do so in 1995.

   DANIEL T. CARROLL   Mr. Carroll has served as Director of the company
   since 1991. He is Chairman and President of The Carroll Group, Inc., a management consulting firm. Mr. Carroll is also a director of DeSoto, Inc; Michigan National Corporation; Wolverine World Wide, Incorporated; Comshare, Inc.; Aon Corp.; Diebold Incorporated; A.M. Castle & Company; American Woodmark Corporation; UDC Homes Inc.; and Woodhead Industries, Inc.

   TIMOTHY M. DEMPSEY   Mr. Dempsey has served as Secretary and Director of
   the company since 1985 and has been a partner in the law firm of Dempsey, Magnusen, Williamson & Lampe in Oshkosh since 1972. The company retained Mr. Dempsey's firm for legal services in 1994 and will similarly do so in 1995.

   Stephen P. Mosling and J. Peter Mosling, Jr. are brothers. Other than as noted, none of the company's Directors or executive officers has any family relationship with any other Director or executive officer.

                          SHAREHOLDINGS OF NOMINEES AND
                             PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of each class of the company's Common Stock by each nominee, each person known by the company to own beneficially more than 5% of either class of the company's Common Stock, executive officers named in the summary compensation table and all Directors and executive officers as a group as of November 15, 1994. Except as indicated, persons listed have sole voting and investment power over the shares beneficially owned.

                                                 Class A                   Class B
                                                         Percent                   Percent
                                             Shares      of Class       Shares     of Class
                                             -------     --------       -------    --------

   J. Peter Mosling, Jr. <F1> <F2> <F3>      226,508      50.4%         239,258       2.9%
      P.O. Box 2566, Oshkosh, WI 54903
   Stephen P. Mosling <F1> <F2> <F3> <F4>    156,458      34.8%         364,778       4.3%
      P.O. Box 2566, Oshkosh, WI 54903
   Cadence Company <F1>                      106,695      23.7%          39,242         *
      c/o J. Peter Mosling, Jr.
      P.O. Box 3146, Oshkosh, WI 54903
   J. William Andersen <F5>                    1,890         *                0         *
   Daniel T. Carroll                               0         *            1,000         *
   Timothy M. Dempsey <F6>                     1,980         *           37,655         *
   R. Eugene Goodson <F2> <F3> <F7>            1,595         *          131,636       1.6%
   Michael W. Grebe                                0         *          111,000         *
   Fred S. Schulte <F3>                            0         *          110,000         *
   Robert G. Bohn <F3>                             0         *          115,166         *
   Paul C. Hollowell <F3>                          0         *          117,808         *
   Matthew J. Zolnowski <F3>                       0         *          113,815         *
   All Directors and executive
     officers as a group (11 persons)<F3>    352,865      78.5%         795,576       9.5%

   *The amount shown is less than 1% of the outstanding shares of such class.

   <F1> Cadence Company is a partnership, of which Stephen P. Mosling, J.
   Peter Mosling Jr. and a trust of which Stephen P. Mosling is trustee, each are one-sixth partners. Amounts shown for Stephen P. Mosling reflect beneficial ownership of one-third of the amounts set forth for Cadence Company. As managing partner of Cadence Company, J. Peter Mosling, Jr. has voting and dispositive power and is a beneficial owner of all shares owned by the partnership; amounts shown for J. Peter Mosling, Jr. include 106,695 shares of Class A Common Stock and 39,242 shares of Class B Common Stock owned beneficially through Cadence Company.

   <F2> J. Peter Mosling, Jr., Stephen P. Mosling and Mr. Goodson are parties to an agreement relating to Class A Common Stock. The agreement allows Mr. Goodson to acquire up to one-third of the total Class A Common Stock held individually by the Moslings by exchanging Class B Common Stock with them on a share-for-share basis. If Mr. Goodson desires to sell Class A Common Stock so acquired, if he leaves the company or upon his death, he is obligated to return such Class A Common Stock by similar exchange.

   <F3> Amounts shown include 9,500 shares of Class B Common Stock for J.
   Peter Mosling, Jr., 9,500 shares of Class B Common Stock for Stephen P. Mosling, 41,500 shares of Class B Common Stock for R. Eugene Goodson, 10,000 shares of Class B Common Stock for Fred S. Schulte, 5,166 shares of Class B Common Stock for Robert G. Bohn, 7,250 shares of Class B Common Stock for Paul C. Hollowell, 3,667 shares of Common Stock for Matthew J. Zolnowski and 86,583 for Directors and executive officers as a group represented by stock options exercisable within 60 days of November 15, 1994.

   <F4> Amounts shown include 17,783 shares of Class A Common Stock and
   109,452 shares of Class B Common Stock held by Stephen P. Mosling as trustee under a trust.

   <F5> Amounts shown do not include 90 shares of Class A Common Stock owned by Dulce W. Andersen, Mr. Andersen's wife, as to which he disclaims beneficial ownership.

   <F6> Amounts shown do include 1,125 shares of Class B Common Stock held by
   Linda D. Dempsey, Mr. Dempsey's wife, as Wisconsin Marital Property; but do not include 400 shares of Class A Common Stock held by her as custodian for the benefit of a child.

   <F7> Amounts shown include 34,400 shares of Class B Common Stock held jointly by Mr. Goodson and Susan E. Goodson, his wife, as to which they share voting and investment power. Amounts shown include 200 shares of Class B Common Stock owned by Mrs. Goodson as Wisconsin Marital Property.


                             EXECUTIVE COMPENSATION

   Summary Compensation Information

   The following table sets forth certain information concerning compensation paid, or accrued, for the last three fiscal years to the Chief Executive Officer of the company and each of its four other most highly compensated executive officers in fiscal 1994. The persons named in the table are sometimes referred to in this proxy statement as the "named executive officers."

                           Summary Compensation Table


       Name and                                                                   Long Term
   Principal Position                Annual Compensation                      Compensation Awards
   ------------------                -------------------                      -------------------
                                                                   Other
                                                                   Annual                    All Other
                                                                  Compensa-      Stock       Compensa-
                                Year  Salary ($)  Bonus ($)<F1>   tion($)<F2>  Options(#)    tion($)<F3>
                                ----  ----------  ------------    ----------   ----------    ----------
   R. Eugene Goodson            1994    345,000      195,000                     56,000         2,249
     Chairman, Chief Executive  1993    345,000       81,250                      2,500         1,541
     Officer and Director       1992    331,439      160,000                    no grant
   ----------------------------------------------------------------------------------------------------
   Robert G. Bohn <F4>          1994    185,423       95,000         20,278      41,000        42,341
     President,                 1993    141,492       21,000                      2,500        30,162
     Chief Operating Officer    1992     43,385       52,800                      2,000
   ----------------------------------------------------------------------------------------------------
   Fred S. Schulte              1994    165,000       82,500                     19,000         1,650
     Vice President,            1993    165,000        4,273                      2,500         1,647
     Chief Financial Officer    1992    157,500            0         no grant
     Treasurer
   ----------------------------------------------------------------------------------------------------
   Paul C. Hollowell <F5>       1994    161,308       73,500                     25,000         1,613
     Executive Vice President;  1993    144,302            0                      2,500         1,447
     President Oshkosh          1992    127,010            0                    no grant
     International
   ----------------------------------------------------------------------------------------------------
   Matthew J. Zolnowski <F6>    1994    118,965       54,300         12,581      12,000        19,400
     Vice President             1993    107,000       12,000         10,180       2,500        19,092
     Administration             1992     65,384            0                      1,750
   ====================================================================================================

   <F1>  Consists of awards under the Incentive Compensation Plan of  the company based uponperformance as determined by Mr. Goodson with concurrence by the Compensation Committee, except that sums paid to Mr. Goodson of $81,250 in 1993 and $150,000 in 1992, were paid pursuant to his initial contract of employment.

   <F2>  Amounts for Mr. Bohn and Mr. Zolnowski represent reimbursement of taxes associated with relocation payments made in connection with their employment by the company.

   <F3>  For all named executive officers other than Mr. Bohn and Mr.
   Zolnowski, the amounts reflected consist solely of company matching contributions under the Oshkosh Truck Corporation Tax Deferred Investment Plan, which is a savings plan under Section 401(k) of the Internal Revenue Code. The 1994 amounts for Mr. Bohn and Mr. Zolnowski also include $40,277 and $18,210, respectively, in relocation payments made in connection with their employment by the company.

   <F4>  Mr. Bohn joined the company in May 1992 as Vice President -
   Manufacturing. He was appointed to his present position by the Board of Directors in February 1994.

   <F5>  Mr. Hollowell joined the company in April 1989 as Vice
   President-Defense Products. He was appointed to his present position by the Board of Directors in February 1994.

   <F6>  Mr. Zolnowski joined the company in January 1992 as Vice
   President-Human Resources and Organizational Development. He was appointed to his present position by the Board of Directors in February 1994.

   Stock Options

   The company has in effect the Oshkosh Truck Corporation 1990 Incentive Stock Plan (the "1990 Plan"), pursuant to which options to purchase shares of Class B Common Stock may be granted to key employees of the company. The following table presents certain information as to grants of stock options made during fiscal 1994 to the named executive officers.

                        Option Grants in 1994 Fiscal Year

                                                                                   Potential Realizable
                                                                                     Value at Assumed
                                                                                   Annual Rates of Stock
                                                                                   Price Appreciation for
                       Individual Grants                                           Ten-Year Grant Term<F2>
   --------------------------------------------------------------------------      -----------------------
                                     Percent of
                                    Total Options                                    At 5%       At 10%
                          Options     Granted to     Exercise or                    Annual       Annual
                          Granted     Employees       Base Price   Expiration       Growth       Growth
   Name                   (#)<F1>   in Fiscal Year    ($/Share)    Date <F3>         Rate         Rate
   ------------------------------------------------------------------------------------------------------
   R. Eugene Goodson       2,000         .83%          $ 9.375     11/28/03         $ 11,792     $ 29,883
                          27,000       11.14%          $ 9.750     04/27/04         $165,557     $419,553
                          27,000       11.14%          $10.500     10/25/04         $178,292     $451,826
   Robert G. Bohn          9,000        3.71%          $ 9.375     11/28/03         $ 53,063     $134,472
                          16,000        6.60%          $ 9.750     04/27/04         $ 98,108     $248,624
                          16,000        6.60%          $10.500     10/25/04         $105,654     $267,749
   Fred S. Schulte         5,000        2.06%          $ 9.375     11/28/03         $ 29,479     $ 74,707
                          17,000        2.89%          $ 9.750     04/27/04         $ 42,922     $108,773
                          17,000        2.89%          $10.500     10/25/04         $ 46,224     $117,140
   Paul C. Hollowell       5,000        2.06%          $ 9.375     11/28/03         $ 29,479     $ 74,707
                          10,000        4.13%          $ 9.750     04/27/04         $ 61,317     $155,390
                          10,000        4.13%          $10.500     10/25/04         $ 66,034     $167,343
   Matthew J.  Zolnowski   5,000        2.06%          $ 9.375     11/28/03         $ 29,479     $ 74,707
                          17,000        2.89%          $ 9.750     04/27/04         $ 42,922     $108,773
                          17,000        2.89%          $10.500     10/25/04         $ 46,224     $117,140

   <F1>  The options reflected in the table (which are non-qualified options for purposes of the Internal Revenue Code) vest ratably over the three-year period from the date of grant.

   <F2>  This presentation is intended to disclose the potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect the price of the Common Stock.

   <F3>  The options reflected in the table which have an expiration date of
   10/25/04 will not be effective unless holders of Class A Common Stock approve the amended 1990 Plan.


   The following table sets forth information regarding the fiscal year-end value of unexercised options held by such officers:

                                   Aggregated
                          Fiscal Year-End Option Values
   -------------------------------------------------------------------------------------
                           Number of Unexercised             Value of Unexercised
                       Options at Fiscal Year-End (#)    Options at Fiscal Year-End <F1>
                        Exercisable    Unexercisable      Exercisable    Unexercisable
                        -----------    -------------      -----------    -------------
   R. Eugene Goodson      40,833           67,667           $55,937         $59,125
   Robert G. Bohn          2,166           43,334           $55,937         $39,375
   Fred S. Schulte         8,333           20,667           $54,062         $19,875
   Paul C. Hollowell       5,583           26,667           $57,687         $24,375
   Matthew J. Zolnowski    2,000           21,250           $44,937         $19,875

   <F1>  The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at fiscal year-end.

   Long-Term Incentive Compensation Plan Awards


                Long-Term Incentive Plans   Awards in Fiscal 1994

                                           Performance
                                           Period Until
                           Number           Maturation
   Name                   of Units           or Payout                 Estimated Future Payout
   -------------------------------------------------------------------------------------------------
                                                                  Threshold      Target      Maximum
                                                                     (#)           (#)         (#)
   Initial Awards                          Through the
   R. Eugene Goodson      30,000         1996 Fiscal Year          15,000        30,000       45,000
   Robert G. Bohn         15,000            for all                 7,500        15,000       22,500
   Paul C. Hollowell      12,000          Initial Awards            6,000        12,000       18,000
   Fred S. Schulte         7,500                                    3,750         7,500       11,250
   Matthew J. Zolnowski    7,500                                    3,750         7,500       11,250

   1995 Awards                         From October 1, 1995
   R. Eugene Goodson      30,000         through the 1997          15,000        30,000       45,000
   Robert G. Bohn         15,000         Fiscal Year for            7,500        15,000       22,500
   Paul C. Hollowell      12,000         all 1995 Awards            6,000        12,000       18,000
   Fred S. Schulte         7,500                                    3,750         7,500       11,250
   Matthew J. Zolnowski    7,500                                    3,750         7,500       11,250

   The foregoing table shows each award of performance share units made to any named executive officer during the 1994 fiscal year under the Oshkosh Truck Corporation 1994 Long-Term Incentive Compensation Plan ("LTICP"). The LTICP was adopted in March 1994, and the Compensation Committee approved initial LTICP awards covering a performance period through 1996 at that time. In September 1994, the Compensation Committee approved the first regular awards under the LTICP, which cover a three-year performance period from 1995 through 1997. In the future, the Compensation Committee intends to grant LTICP awards once annually at its September meeting. All awards granted during 1994 are contingent upon shareholder approval of the LTICP at the Annual Meeting (See "Proposal To Adopt The Oshkosh Truck Corporation 1994 Long-Term Incentive Compensation Plan" for additional information concerning the LTICP).

   Payouts under such awards are tied to the company's average return on shareholders' equity over the applicable performance period. The Compensation Committee has established threshold, target and maximum return on equity objectives for each performance period. If the company's average level of return on equity is (1) below threshold performance as set by the Compensation Committee, no award is earned; (2) equal to threshold performance, half of the awarded units will be earned; (3) equal to target performance, 100% of the awarded units will be earned; and (4) equal to or greater than maximum performance, 150% of the awarded units will be earned. If the company s performance falls between two of the three performance goals, then the applicable percentage will be determined by the linear interpolation between the applicable points. At the time of payment, each unit will have a value equal to the value of one share of Class B Common Stock.

   If an officer's employment is terminated during the performance period for any reason other than death, disability or retirement, then an award generally is cancelled. In the event of a change of control involving the company during a performance period, each officer is entitled to receive payment in respect of the target number of units under an award.

   Pension Plan Benefit

   The following table shows at different levels of compensation and years of credited service the estimated annual benefits payable as a straight life annuity to a covered participant, assuming retirement at age 65, under the Oshkosh Truck Corporation Retirement Plan (the "Pension Plan") as presently in effect.


     Average Annual                      Annual Retirement Benefits for
      Compensation                        Employees Retiring at Age 65
     in Highest 60        ------------------------------------------------------------------
      Consecutive                                Years of Service
     Months Before        ------------------------------------------------------------------
      Retirement              5          10          15        20          25          30+
   ----------------       -------     -------     -------    -------     -------     --------
     $100,000             $ 8,333     $16,667     $25,000    $33,333     $41,667     $ 50,000
      110,000               9,167      18,333      27,500     36,667      45,833       55,000
      120,000              10,000      20,000      30,000     40,000      50,000       60,000
      130,000              10,833      21,667      32,500     43,333      54,167       65,000
      140,000              11,667      23,333      35,000     46,667      58,333       70,000
      150,000+             12,500      25,000      37,500     50,000      62,500       75,000


   Note: (1) The annual benefits shown in the table are based on final average compensation listed in the appropriate compensation row and years of service listed in the appropriate column. The amounts shown here are subject to a reduction equal to 45% of the Primary Social Security Benefit payable at age 65 reduced by 1/30th for each year of service less than 30.

   (2) As of March 1, 1994, for this plan, IRS regulations lowered the amount of compensation allowed to be includable in benefit calculations from $235,840 to $150,000. Accrued benefits calculated as of February 28, 1994 at the higher limit have been grandfathered.

   Under the Pension Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly compensation less 45% of primary social security, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of earnings (excluding bonuses and subject to a maximum of $150,000 per calendar year) prior to the participant's normal retirement age or other date of termination. One thousand hours constitute a year of service. An employee who has reached the age of 55 with a minimum of 5 years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits, and the spouse of an employee who is eligible for early retirement at death, married at least one year, is entitled to a monthly benefit equivalent to 50% of the amount of the actuarially equivalent joint and survivor annuity which would have been payable to a participant as of the participant's normal retirement age.

   Compensation covered by the Pension Plan for named executive officers generally corresponds with the base salary for each such individual, subject to the annual maximum. As of September 30, 1994, years of participating service under the pension plan were 4.5 years for Mr. Goodson, 3.6 years for Mr. Schulte, 2.5 years for Mr. Bohn, 5.5 years for Mr. Hollowell, and 2.7 years for Mr. Zolnowski.

   Agreements with Named Executive Officers

   Except as described below, the company does not have employment agreements with the named executive officers. The company entered into an employment agreement with Mr. Goodson in connection with his joining the company on April 16, 1990, and the parties entered into a new agreement on April 16, 1992, which generally supersedes the original agreement. Under the new agreement, the company will employ Mr. Goodson as Chairman, Chief Executive Officer and a Director of the company. The agreement currently expires September 30, 1997. Mr. Goodson receives an annual base salary of not less than $325,000, and he will also receive an annual salary supplement of $20,000. He is entitled to participate in the company's bonus program for executive officers during the term of the new employment agreement. The new agreement also provides that, following the termination of his employment with the company, Mr. Goodson would receive a supplemental retirement benefit intended to compensate him for the reduction of his pension plan and retirement benefits as a result of his resignation from his previous employer and employment by the company. Further, if Mr. Goodson retires on or after age 62, but prior to age 65, he will be entitled to receive continued health and medical benefits until age 65. Finally, if Mr. Goodson's employment with the company is terminated during the term of the new agreement in connection with a material breach by the company of the new agreement, then the company is obligated to continue paying Mr. Goodson's salary and fringe benefits for the remainder of the term, as provided in the agreement.

       The company has agreements with Messers. Goodson, Bohn, Hollowell, Schulte and Zolnowski which provide that each executive is entitled to benefits if, after a change in control (as defined) of the company, his employment is ended through (i) termination by the company, other than by reason of death or disability or for cause (as defined), or (ii) termination by him following the first anniversary of the change in control or due to a breach of the agreement by the company or a significant adverse change in his responsibilities. The benefits provided are: (a) a cash termination payment of up to three times the sum of the executive's annual salary and his highest annual bonus during the three years before the termination and (b) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the termination. The agreement provides that if any portion of the benefits under the agreement or under any other agreement would constitute an "excess parachute payment" for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), benefits are reduced so that the executive is entitled to receive $1 less than the maximum amount which he can receive without becoming subject to the 20% excise tax imposed by the Code, or which the company may pay without loss of deduction under the Code.

   Certain Agreements

   In connection with their retirement as employees of the company effective February 11, 1994, the company entered into special retirement arrangements with Stephen P. Mosling and J. Peter Mosling, Jr., who continue to serve as Directors of the company. Those arrangements included the following for each executive: (i) continuation of regular salary for the remainder of fiscal 1994 ($107,885 for Mr. S. P. Mosling and $99,635 for Mr. J. Peter Mosling, Jr.); (ii) a bonus for fiscal 1994 equal to 50% of base salary ($85,000 for Mr. S. P. Mosling and $78,500 for Mr. J. P. Mosling, Jr.); (iii) supplemental retirement payments of $70,000 per calendar year from February 11 until age 55 (on February 11, Mr. S. P. Mosling was 47, and Mr. J. P. Mosling, Jr. was 49); (iv) supplemental retirement payments after age 55 in an amount equal to $25,000 per calendar year; and (v) entitlement, at the company s expense and until age 65, to the standard medical and life insurance coverage that the company offers to salaried employees. In addition, prior to their retirement, each of Mr. S. P. Mosling and Mr. J. P. Mosling, Jr. received a grant of 7,500 shares of Class B Common Stock, which were fully vested at the time of grant.

                      Report of the Compensation Committee

   Responsibility for executive officer compensation is vested in the Board of Directors and its Compensation Committee. The Compensation Committee meets as necessary to review with the Chairman and Chief Executive Officer the performance of other executive officers of the company, and without him in evaluation of his services. The Compensation Committee recommends executive officer compensation to the Board of Directors, which acts upon such recommendations after review and discussion. The Compensation Committee is also responsible for establishing and administering the policies that govern the award of incentives. In fiscal 1994, the Board of Directors did not modify or reject in any material way the Compensation Committee s recommendations.

   The practice of the company with respect to executive officer compensation is to place a significant part of total compensation at risk and related to the financial performance of the company. During 1994, the Compensation Committee further focused the risk component of executive officer compensation on increased motivation and diligence during the next three years when the executive officers are charged with managing the businesses of the company through significant market changes and the uncertainties which result from a sharp reduction in defense expenditures. The company's executive officer compensation historically has been comprised of base salary, annual incentive compensation and long-term incentive compensation in the form of stock options. In order to attract, retain and provide incentives to valued executives, the Compensation Committee has established base salary ranges at competitive levels and has set incentive opportunities in conformity to competitive practices. To gauge competitive practice, the Compensation Committee has considered the experience of the company in the last three years in recruiting new senior level executives; and has sought the advice of Towers Perrin, an executive compensation consulting firm that advised the Compensation Committee extensively in 1994.

   For purposes of determining competitive levels, the Compensation Committee focused primarily upon data reflecting compensation paid to executives with similar responsibilities at industrial companies of a similar revenue size. The Compensation Committee believes that the company's competitors for executive talent include significantly more companies than those peer group companies for which stock performance is reflected in the performance graph set forth elsewhere in this Proxy Statement. Further, the company often has recruited executives from automotive component manufacturers, none of whom is a member of the peer group index used for the performance graph.

   Base Salary

   The company has established base salary ranges that are based on competitive data and has granted salary increases based upon a combination of the performance of the executive officer, that part of the business of the company for which the officer is responsible, and company performance
   and profitability.   In considering such executive officer performance the
   Compensation Committee takes into consideration the fact that the company has commercial lines of business in which financial success and market share are most directly affected by price and service competition, which contrast with the defense business which is more directly affected by performance requirements of a major customer. The performance of the Chairman and CEO is evaluated on the basis of achievement of his goals and objectives, which are established annually by the Compensation Committee and which include the profitability and performance of the company as a whole in this period of significant change.

   As a result of company performance in fiscal 1993, unless the duties and responsibilities of an executive officer were substantially increased, no base salary increases for fiscal 1994 were approved by the Compensation Committee. Thus, among others, Mr. Goodson's base salary in 1994 was the same as in 1993.

   Annual Incentive Awards

   The company maintains an Incentive Compensation Plan ("ICP") that is designed to reward achievement of business objectives determined by the Compensation Committee and approved by the Board of Directors. Awards are considered for those executives who the Compensation Committee determines can have a significant impact upon company performance. To ensure compliance with this objective the Compensation Committee consulted extensively with Towers Perrin, as indicated, to verify that the annual incentive practices of the company do indeed provide appropriately competitive incentive compensation opportunities.

   At the beginning of each year, the Chairman and Chief Executive Officer in consultation with the Compensation Committee establishes company and individual executive officer performance objectives. The Compensation Committee authorizes a two-component fund for incentive compensation. The first, which was $150,000 in 1994, is used by Mr. Goodson to recognize unanticipated but significant individual contributions by company employees during the year. The Compensation Committee is timely advised by Mr. Goodson of the reasons for and amounts of all awards. No awards were made from this pool during the year to any executive officers.

   The second component of the fund is a percentage of base salary for executive officers and other highly compensated employees. For executive officers, this percentage ranges from 45% of base salary to a high, for Mr. Goodson, of 60%. This component is intended to compensate executive officers to the full extent of potential annual incentive compensation as and when the company realizes the full extent of its intended operating results. Bonus payments for 1994 commenced under this component of the ICP if the company achieved 75% of its targeted profits. At 100% of targeted profits, 100% of the bonus potential was payable. In April 1994, the Compensation Committee, with Board approval, reduced the 1994 target objectives under the ICP to reflect decisions to carry out substantial reductions in company employment. The company has exceeded its original target objectives in a time of continuing reduction in defense appropriations. Mr. Goodson also achieved his performance objectives, which included positioning the company to absorb anticipated reductions in U.S. Government defense expenditures, and the increase in sales volume and profitability of the commercial businesses of the company. As a result, the company has paid full executive officer bonuses from this component of the fund. The bonus paid to Mr. Goodson was $195,000.

   Long-Term Incentive Compensation

   In 1990, the shareholders approved the creation of an Incentive Stock Plan. Its objectives are to encourage and facilitate ownership of company stock by those highly compensated employees for whom a personal commitment to long-term shareholder interests is most important. The practice of the Compensation Committee has been to grant stock options based upon the level of responsibility placed on each executive officer, the individual performance, and upon the potential of the executive to contribute to the future success of the company. In early 1994, 49,900 options were granted. Of these, 2,000 were granted to Mr. Goodson.

   Subsequently, in order to reinforce accomplishment of its objectives of structuring compensation to retain and properly motivate executive officers, particularly over the next three critical years, the Compensation Committee granted additional stock options which are contingent upon approval by the shareholders of an amendment to the Incentive Stock Plan. In March 1994, 85,000 options were granted. Of these, 27,000 were granted to Mr. Goodson. In September 1994, 101,500 options were granted for fiscal 1995. Of these, 27,000 were granted to Mr. Goodson.

   In addition, the Compensation Committee created a second long-term incentive which takes into consideration the fact that superior executive officer performance in the important near term may not have a recognizable effect upon the price of the stock of the company even though it is critical to the long-term enhancement of value for shareholders. In this program incentives are based upon a combination of company performance and stock price performance.

   With the approval of the Board of Directors in March 1994, the Compensation Committee adopted the Oshkosh Truck Corporation 1994 Long-Term Incentive Compensation Plan (the "LTICP") and approved awards under the LTICP. The Compensation Committee believes awards under the LTICP will account for approximately two-thirds of the long-term compensation value which executive officers may earn during 1994 and the ensuing three years. Under the LTICP, the Compensation Committee awards performance share units to participants. Whether a participant will receive payments with respect to awarded units generally will depend upon the financial performance of the company over a three-year period. The number of units an executive may earn over such period will depend upon company performance under objective performance criteria including a return on equity. However, the value of each unit if earned will depend upon the price of the Class B Common Stock when earned. The LTICP met the objectives of the Compensation Committee because (i) the number of performance share units awarded is based upon financial performance while their value is tied to stock price; and (ii) annual awards under the LTICP will continue to focus executive officers on the important three-year performance cycle.

   In March 1994, the Compensation Committee made initial awards under the LTICP and established the framework for future awards in the next four fiscal years. Because of a delay of approximately one year in completing the LTICP, the Compensation Committee approved award sizes for each of the first two years that were 150% of the size of the remaining three years on the basis that doing so was appropriate in light of the challenges facing the company and its executive management. A total of 90,000 performance share units were awarded, of which 30,000 were allocated to Mr. Goodson. In September 1994, 90,000 performance share units were awarded for fiscal 1995, of which 30,000 were allocated to Mr. Goodson. As provided by the LTICP, the extent to which any of these units will be earned will depend upon the extent to which targeted performance objectives subsequently are achieved by the company.

   Code Section 162(m)

   Section 162(m) of the Internal Revenue Code limits the company's income tax deduction for compensation paid in any taxable year to certain executive officers to $1,000,000, subject to several exceptions. It is the policy of the Compensation Committee that the company should use its best efforts to cause any compensation paid to executives in excess of such dollar limit to qualify for such exceptions and, therefore, to continue to be deductible by the company. In particular, the LTICP and the amendments to the Incentive Stock Plan which are to be presented to shareholders for approval at the Annual Meeting are designed to permit awards under such plans which will continue to qualify for the Code's exception for "performance-based compensation" under aggressive financial performance by the company and optimistic stock price activity.

   Conclusion

   The Compensation Committee believes that these components of the executive compensation program provide compensation for executive officers that is competitive with that offered by corporations with which the company competes for retention of executive excellence. Further, and particularly with the recent changes to the long-term compensation component, the Compensation Committee believes the company is in a better position to retain senior executives and provide incentives to motivate executives for the longer term challenges with which the company is faced.

                                        COMPENSATION COMMITTEE

                                        J. William Andersen, Chairman
                                        Daniel T. Carroll
                                        Timothy M. Dempsey
                                        Michael W. Grebe

   Compensation Committee Interlocks and Insider Participation

   Mr. Dempsey is a member of the Compensation Committee and a partner in the law firm of Dempsey, Magnusen, Williamson and Lampe, Oshkosh, Wisconsin. Dempsey, Magnusen, Williamson & Lampe has acted from time to time as outside counsel for the company. Mr. Grebe is a member of the Compensation Committee and a partner in the law firm of Foley & Lardner, Milwaukee, Wisconsin. Foley & Lardner has acted from time to time as outside counsel for the company.

   Performance Information

   Set forth below is a line graph comparing the yearly percentage change during the last five years in the company's cumulative total shareholder return on the Class B Common Stock with the cumulative total return of companies on the NASDAQ Market Index and companies in a peer group selected in good faith by the company. The comparison assumes that $100 was invested on September 30, 1989, in the company's Class B Common Stock, the stated index, and the peer group. Total return assumes reinvestment of dividends. The companies in the peer group comparison are: Spartan Motors, Inc., PACCAR Inc. and Navistar International Corp. The returns of each component company in the peer group have been weighted based on such company s relative market capitalization.

                       Comparison of 5 Year Stock Returns
                            Oshkosh Truck Corporation

                                    1989       1990      1991       1992        1993       1994
                                   -------    ------    -------    -------    -------    -------
   Oshkosh Truck Corporation       $100.00    $65.17    $118.42    $ 85.17    $ 86.25    $107.75
   NASDAQ Market Index             $100.00    $75.69    $101.56    $ 99.88    $129.89    $137.45
   Peer Group                      $100.00    $70.03    $104.99    $105.08    $126.48    $103.17



   Compensation of  Directors

   Each outside Director of the company (currently Messrs. Andersen, Carroll, Dempsey, Grebe, J. P. Mosling, Jr., and S. Mosling) is entitled to receive $1,500 per month he serves as a Director, plus $250 for each Board meeting attended, and an annual fee of $5,000 for all telephonic meetings and meetings of the audit, compensation and executive committees. The committee chairperson receives an additional $500 per year. In addition, subject to approval by holders of Class A Common Stock of the amended 1990 Plan, each outside Director annually will receive options to acquire 1,000 shares of Class B Common Stock.

   CERTAIN TRANSACTIONS

   During fiscal year 1994, and continuing through 1999, the company incurred and will continue to incur rental expense of $128,400 per year under a lease between the company and Cadence Company, a partnership of which Stephen P. Mosling, and J. Peter Mosling, Jr., together with their four sisters, are equal partners. The lease relates to property and a building used by the company as a new product development center. The lease will expire on July 31, 1999.

   During fiscal year 1994, and continuing through 1999, the company incurred and will continue to incur rental expense of $196,707 per year under a lease between the company and Lake Aire Development, Inc., a corporation owned by Stephen P. Mosling and J. Peter Mosling, Jr., relating to 15,010 square feet of office space used by the company. The lease will expire on February 28, 1999.

   During fiscal 1994, Mr. Robert G. Bohn, President and Chief Operating Officer, was indebted to the company for expenses related to relocation in connection with his employment by the company in the sum of $66,000 without interest. As of September 30, 1994, this indebtedness has been reduced to $32,428.

                PROPOSAL TO AMEND THE OSHKOSH TRUCK CORPORATION

                            1990 INCENTIVE STOCK PLAN
   Summary of Proposal

   General. In 1991, shareholders of the company approved the Oshkosh Truck Corporation 1990 Incentive Stock Plan (the "Stock Plan"). The original plan authorized the issuance of up to 400,000 shares of Class B Common Stock. Since the inception of the Stock Plan, 40,000 shares of restricted Class B Common Stock have been issued and vested under the Stock Plan, 12,667 shares of Class B Common Stock have been issued pursuant to options granted under the Stock Plan, and options to purchase an additional 397,815 shares under the Stock Plan remain outstanding. The Board of Directors wishes to continue the Stock Plan and accordingly is seeking the approval of holders of Class A Common Stock to amend the Stock Plan to authorize the issuance of an additional 425,000 shares of Class B Common Stock under the plan and to effect certain other changes to the plan described below, including granting options to nonemployee directors. The Restated Articles of Incorporation of the company authorize the issuance of 1,000,000 shares of Class A Common Stock and 18,000,000 shares of Class B Common Stock. There were 449,370 shares of Class A Common Stock and 8,261,262 shares of Class B Common Stock issued and outstanding as of December 10, 1994, and the market value of one share of Class B Common Stock as of that date was $11.125. The following is a summary discussion of the amended Stock Plan. Copies of the complete amended Stock Plan are available without charge upon written request mailed to the Secretary of the company at the company s address set forth on the face of this Proxy Statement.

   Participation. The amended Stock Plan, which is administered by the Compensation Committee, provides for the granting to key employees of the company and its subsidiaries of stock options and/or restricted stock. Currently, approximately 30 employees are eligible to participate in the Stock Plan. The number of participants could increase based upon future growth by the company. The selection of participants will be based upon the Compensation Committee's opinion that the participant is in a position to contribute materially to the company's continued growth and development and to its long-term financial success. Under the Stock Plan as proposed to be amended, nonemployee directors of the company will also receive grants of stock options under the Stock Plan. The company currently has six nonemployee directors.

   Stock Subject to the Stock Plan. The amended Stock Plan provides for the sale or grant of up to 825,000 shares (either authorized but unissued shares or treasury shares) of Class B Common Stock, subject to adjustment as described below. If an option granted under the Stock Plan expires, is cancelled or terminated unexercised as to any shares, or if the company reacquires any shares subject to a restricted stock grant, then such shares will again be available for issuance under the Stock Plan. The amended Stock Plan also provides that the total number of shares of Class B Common Stock subject to issuance pursuant to options granted under the Stock Plan in any five year period to any one person may not exceed 150,000, subject to adjustment as described below.

   In the event of any change in the outstanding Class B Common Stock by reason of a stock dividend or split, recapitalization, merger, combination, spin-off, exchange of shares or other similar corporate change, the Compensation Committee will adjust the number of shares subject to outstanding options, their stated option prices, the number of shares subject to the Stock Plan and the number of shares that may be issued to any one person. In such event, the Compensation Committee may also adjust the number of shares subject to restricted stock grants. Options. The amended Stock Plan provides that, as of April 25, 1994, each nonemployee director of the company at such time was granted a nonqualified option to purchase 1,000 shares of Class B Common Stock, assuming holders of Class A Common Stock approve the amendments to the Stock Plan at the Annual Meeting. Further, upon the conclusion of the Annual Meeting and each subsequent annual meeting of the shareholders of the company, each nonemployee director at such time will be granted a nonqualified option to purchase an additional 1,000 shares of stock. The exercise price per share of Class B Common Stock subject to an option granted to a nonemployee director under the amended Stock Plan is the fair market value of the Class B Common Stock on the date the option is granted. The options vest ratably over the three year period from the date of grant and expire ten years after the date of grant. The option exercise price is payable to the company in cash, by tendering shares of Class B Common Stock or by any combination thereof.

   Options other than those granted to nonemployee directors will be granted to participants at such time as the Compensation Committee will determine. The Compensation Committee will also determine the number of options granted and whether an option is to be an incentive stock option or nonqualified stock option. The aggregate fair market value of Class B Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year shall not exceed $100,000. The option price per share of Class B Common Stock will be fixed by the Compensation Committee, but will not be less than the fair market value of the Class B Common Stock on the date of grant. The Compensation Committee will determine the expiration date of each option but, in the case of an incentive stock option, the expiration date will not be later than the tenth anniversary of the grant date. Options will be exercisable at such times and be subject to such restrictions and conditions as the Compensation Committee deems necessary or advisable, except that options granted to officers, directors or more than 10% shareholders may not be exercised until at least six months after the date of grant. No option will be assignable or transferable by a participant, except by will or the laws of descent and distributor, and options may be exercised during the life of the participant only by the participant.

   At the time of exercise, the option must be paid in full either (i) in cash or its equivalent, (ii) by tendering shares of previously acquired stock having a fair market value at the time of exercise equal to the option price, or (iii) by a combination of (i) and (ii).

   Restricted Stock. The Compensation Committee may grant shares of restricted stock to such participants, in such amounts, at such times and with such restrictions on transfer as it will determine, except that nonemployee directors of the company are not entitled to receive restricted stock grants. Shares of restricted stock may not be transferred in any way, other than by will or by the laws of descent and distribution, for the period of time determined by the Compensation Committee or prior to the earlier satisfaction of other conditions specified by the Compensation Committee as set forth in the written stock grant. Any restricted stock granted to an officer, director or more than 10% shareholder may not be sold for at least six months after the date it is granted. After the period of restriction, the shares of restricted stock become freely transferable. During the period of restriction, participants will have sole voting rights, and will be entitled to receive all dividends and other distributions with respect to restricted shares.

   Change of Control. The Compensation Committee, either at the time options or shares of restricted stock are granted or, under certain circumstances, at any time thereafter, may provide for the acceleration of or accelerate the exercisability of options and/or the last day of the restriction period for restricted stock upon a change of control of the company. Certain Federal Income Tax Consequences. In general, a participant will not recognize income for federal income tax purposes at the time of grant or exercise of an incentive stock option. However, upon exercise, the excess of the fair market value of the stock over the option price is treated as an adjustment for purposes of the alternative minimum tax. If a participant holds the shares received on exercise of an incentive stock option for at least two years from the date of grant and one year from the date of exercise, he or she will recognize no federal taxable income as a result of exercise. Any gain (or loss) realized on the disposition of the stock will be treated as a long-term capital gain (or loss), and no deduction will be allowed to the company. If the holding period requirements are not satisfied, the participant will recognize ordinary income at the time of the disposition equal to the lesser of (i) the gain realized on the disposition or (ii) the difference between the option price and the fair market value of the shares on the date of exercise. Any additional gain will be a long-term or short-term capital gain, depending upon the length of time the shares were held. The company is entitled to a tax deduction equal to the amount of ordinary income recognized by the participant.

   The grant of a nonqualified stock option will not result in any taxable income to a participant or director recipient. A participant or director will recognize ordinary income upon exercise of a nonqualified stock option. In any case, the amount of ordinary income recognized will be equal to the excess of the fair market value of the stock at the time the income is recognized over the option price. The company is entitled to a tax deduction in the same amount at the time the participant or director recipient recognizes ordinary income.

   Awards to Certain Persons. Grants of options to the six nonemployee directors of the company as of April 25, 1994 will not be effective unless holders of Class A Common Stock approve the Stock Plan at the Annual Meeting. During 1994, the Compensation Committee approved grants of stock options to executive officers and others that do not require shareholder approval of the amended Stock Plan (see "Option Grants in 1994 Fiscal Year"). However, the option grants to executive officers approved by the Compensation Committee on September 25, 1994 will not be effective unless holders of Class A Common Stock approve the amended Stock Plan. Set forth in the table below is information regarding awards of stock options under the amended Stock Plan to the persons noted that require shareholder approval of the amended Stock Plan:

                                New Plan Benefits
                                                               Options to
                                                            Purchase Class B
   Name and Principal Position                                Common Stock
   ---------------------------                              ----------------
   R. Eugene Goodson, Chairman and Chief Executive Officer       27,000
   Robert G. Bohn, President and Chief Operating Officer         16,000
   Paul C. Hollowell, Executive Vice President; President,
        Oshkosh International                                    10,000
   Fred S. Schulte, Vice President, Chief Financial Officer
        and Treasurer                                             7,000
   Matthew J. Zolnowski, Vice President-Administration            7,000
   Executive Officers as a Group                                 67,000
   Non-Executive Director Group                              1,000 per year
                                                              per director
   Non-Executive Officer Employee Group                               0

   Except for stock options granted to nonemployee directors on an annual basis under the amended Stock Plan, the company cannot currently determine the awards that may be granted in the future to the persons named above under the amended Stock Plan. Such determinations will be made from time to time by the Compensation Committee.

   Duration of Plan. The amended Stock Plan will remain in effect until after Class B Common Stock subject to it has been purchased or acquired, unless terminated by the Board of Directors. However, no option or restricted stock may be granted after March 29, 2004 (which represents an extension from April 9, 2000).

   Amendment, Modification and Termination. The Board of Directors may amend, modify or terminate the Stock Plan at any time, except that, unless approved by the shareholders, no amendment will (i) change the provisions of the Stock Plan regarding option price or increase the maximum number of shares issuable under the Stock Plan generally or to any one person (except pursuant to a change in the number of outstanding shares of Class B Common Stock as described above); (ii) materially modify the eligibility requirements for participation in the Stock Plan; (iii) materially increase the cost of the Stock Plan to the company or materially increase the benefits to participants under the Stock Plan; (iv) extend the period during which options or restricted stock may be granted; or (v) extend the maximum period after the date of grant during which options may be exercised. Termination, amendment or modification of the Stock Plan will not adversely affect the rights of participants under options or restricted stock previously granted, without the consent of the participants.

   Vote Required. The affirmative vote of a majority of the shares of Class A Common Stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to approve the Stock Plan. Any shares not voted at the Annual Meeting (whether by broker nonvotes or otherwise, except abstentions) will have no impact on the vote. Shares as to which holders abstain from voting will be treated as votes against the proposal. Recommendation

   The Board recommends a vote FOR approval of the amendments to the Oshkosh Truck Corporation 1990 Incentive Stock Plan.

                PROPOSAL TO ADOPT THE OSHKOSH TRUCK CORPORATION
                   1994 LONG-TERM INCENTIVE COMPENSATION PLAN

   Summary of Proposal

   On March 29, 1994, the Compensation Committee of the Board of Directors, with the concurrence of the Board of Directors, adopted the Oshkosh Truck Corporation 1994 Long-Term Incentive Compensation Plan (the "LTICP") as a means to provide long-term incentive compensation to key executive officers. Adoption of the LTICP, and awards to executive officers under the LTICP to date, are contingent upon approval of the LTICP by holders of Class A Common Stock. The following is a summary discussion of the LTICP. Copies of the complete LTICP are available without charge upon written request mailed to the Secretary of the company at the company s address set forth on the face of this Proxy Statement.

   The LTICP, which is administered by the Compensation Committee, provides for the granting of awards of performance share units to key employees of the company or its subsidiaries. Currently, eight employees are eligible to participate in the Plan, and the Committee has made awards to each of such employees. The selection of participants will be based on the Compensation Committee's opinion that an employee is in a position to contribute materially to the company's continued growth and development and to its long-term financial success.

   Under the plan, participants receive an award of performance share units. The number of units earned by a participant is determined based upon the company s performance over a performance period relative to objectives that the Compensation Committee has established that focus on a measurable performance criterion. Generally, awards will cover performance over a three-year period; however, the first award under the LTICP, which was made during fiscal 1994, takes into account performance during fiscal 1995 and 1996. Under the plan, the performance criterion must be return on equity, return on net assets, growth in earnings per share, stock price appreciation and/or cash flow. No units are earned if the company s performance is less than a threshold level of performance set by the Compensation Committee, and the maximum number of units earned cannot exceed 150% of the number of units awarded. At the time of payment, each performance share unit earned will have a value equal to the value of one share of Class B Common Stock, and a participant is paid that value in shares of Class B Common Stock or cash at the discretion of the Compensation Committee.

   Subject to certain exceptions, a participant whose employment with the company terminates prior to the end of the applicable performance period is not entitled to receive any payment under an award. However, the Committee may, in its discretion, provide for the payment of an award, in whole or in part, if a participant's employment terminates by reason of death or disability. If a participant retires on or after the date which is half way through the applicable performance period, the participant may be entitled to a payment based upon that portion of the performance period the participant was an employee. If there is a change of control involving the company during a performance period, each participant will be entitled to payment with respect to the number of unvested performance share units the participant then holds.

   The LTICP authorizes the issuance of one share of Class B Common Stock for each performance share unit earned by a participant and paid in stock in accordance with the LTICP. The total number of performance share units earned under the plan may not exceed 540,000. The total number of shares of Class B Common Stock subject to issuance to any one person and the total number of performance share units earned under the plan by any one person may not exceed 195,000. In the event of any change in the outstanding Class B Common Stock by reason of a stock dividend or split, recapitalization, merger, combination, spin-off, exchange of shares or other similar corporate change, the Compensation Committee may adjust the number of shares issuable in respect of each performance share unit and the other limitations described above. No award may be granted under the LTICP after December 31, 1999.

   The Board of Directors may amend the LTICP, provided that no amendment may increase the stock that may be issued under the plan or the performance share units that may be earned under the plan, materially increase the cost of the plan or materially increase benefits to participants, extend the period during which awards may be granted or change the class of individuals eligible to receive awards.

   Set forth below is information regarding awards of performance share units made under the LTICP during fiscal 1994 for the persons noted:

                                New Plan Benefits


                                                              Performance
   Name and Principal Position                                Share Units*
   ---------------------------                                ------------
   R. Eugene Goodson, Chairman and Chief Executive Officer       60,000
   Robert G. Bohn, Chief Operating Officer                       30,000
   Paul C. Hollowell, Executive Vice President;
       President, Oshkosh International                          24,000
   Fred S. Schulte, Vice President, Chief Financial Officer

       and Treasurer                                             15,000
   Matthew J. Zolnowski, Vice President-Administration           15,000
   Executive Officers as a Group                                144,0000
   Non-Executive Director Group                                  72,000
   Non-Executive Officer Employee Group                          36,000



   *In March 1994, the Compensation Committee approved initial LTICP awards covering a performance period through 1996. In September 1994, the Compensation Committee approved the first regular awards under the LTICP, which cover a three-year performance period from 1995 through 1997. Thus, the grants reflected in the table reflect two sets of awards. (See "Long-Term Incentive Compensation Plan Awards" above for further information concerning these awards.)

   The company cannot currently determine the awards that may be granted in the future to the above-named persons under the LTICP. Such determinations will be made from time to time by the Compensation Committee.

   The Board of Directors believes that the LTICP will advance the interests of the company and promote continuity of management by providing an incentive which will attract and retain the services of key employees who will exert their maximum efforts on behalf of the company.

   The affirmative vote of a majority of the shares of Class A Common Stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to approve the LTICP. Any shares not voted at the Annual Meeting (whether by broker nonvotes or otherwise, except abstentions) will have no impact on the vote. Shares as to which holders abstain from voting will be treated as votes against the proposal.

   Recommendation
   The Board recommends a vote FOR approval of the Oshkosh Truck Corporation 1994 Long-Term Incentive Compensation Plan.

                        SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected Ernst & Young LLP as the independent auditors for the purpose of auditing the financial statements of the company for fiscal year 1995. Ernst & Young LLP has served as the company's auditors since 1976.

   Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                        BOARD OF DIRECTORS AND COMMITTEES


   The Board of Directors held seven meetings during fiscal 1994. Each incumbent Director during the last year attended at least 75% of the aggregate of the total meetings of the Board of Directors held while such person was a Director and the total meetings of the Committees of the Board on which he served. The company has appointed Executive, Compensation and Audit Committees of the Board of Directors, and has no nominating committee. The functions of the Executive Committee are to oversee corporate policy, to review management proposals and to make recommendations on those proposals to the Board of Directors and to exercise certain other executive powers. The committee, which held fourteen meetings during fiscal 1994, currently consist of Messrs. Goodson, J. Peter Mosling, Jr. and Stephen P. Mosling.

   The Compensation Committee recommends all officer salaries and supplemental compensation plans to the Board of Directors. The committee, which held nine meetings during fiscal 1994, currently consists of Messrs. Andersen, Carroll, Dempsey and Grebe.

   The functions of the Audit Committee are to meet with the independent auditors of the company, and with the Manager of Internal Audit of the company, regarding the financial statements of the company, the adequacy of internal controls and procedures of the company as they relate to such statements, and adherence of employees to company controls, policies and procedures which effect such statements. The committee currently consists of Messrs. Andersen, Carroll, Dempsey and Grebe. The committee held five meetings during Fiscal 1994, including two meetings with representatives of Ernst & Young LLP.

                                  OTHER MATTERS

   At the Annual Meeting, shareholders will approve the minutes for the 1994 Annual Meeting; such action will not constitute approval or disapproval of any of the matters referred to in the minutes.

   Management knows of no matters other than those stated which are likely to be brought before the Annual Meeting. However, in the event that any other matter shall properly come before the meeting, it is the intention of the persons named in the forms of proxy to vote the shares represented by each such proxy in accordance with their judgment on such matters.

   All shareholder proposals for presentation at the 1996 Annual Meeting must be received at the offices of the company, P.O. Box 2566, Oshkosh, Wisconsin 54903, by August 21, 1995, for inclusion in the 1996 proxy statement.

   Section 16(a) of the Securities Exchange Act of 1934 requires the company's officers and directors to file reports of stock ownership and changes in stock ownership with the Securities and Exchange Commission. SEC regulations require officers and directors to furnish the company with copies of all Section 16(a) forms they file. Based solely on a review of such forms furnished to the company, the company believes that during the period from September 25, 1993, through September 30, 1994, all of its officers and directors complied with Section 16(a) filing requirements.

                              COST OF SOLICITATION

   The cost of soliciting proxies will be borne by the company. The company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. The company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold stock of the company.

                                   By order of the Board of Directors,

                                   TIMOTHY M. DEMPSEY, Secretary
                                   OSHKOSH TRUCK CORPORATION

   CLASS A COMMON STOCK
                                      PROXY
                            OSHKOSH TRUCK CORPORATION
               Revocable Proxy for Annual Meeting of Shareholders
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   I hereby appoint R. Eugene Goodson and Timothy M. Dempsey, and each of them, each with full power to act without the other, and each with full power of substitution, as my proxy to vote all shares of Class B Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the "Company") to be held at the Oshkosh Hilton & Convention Center, One North Main Street, Oshkosh, Wisconsin at 10:00 o'clock in the forenoon on Monday, January 23, 1995 or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

   1.  ELECTION OF DIRECTORS       FOR all nominees listed below   (  )
                                   (except as marked to the contrary below)

                                   WITHHOLD AUTHORITY   (  )
                                   (to vote for any nominees listed below)

        R. Eugene Goodson, J. William Andersen, Michael W. Grebe,
                   Stephen P. Mosling, J. Peter Mosling

   (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

   ________________________________________________________________________

   2.  Proposal to approve the Oshkosh Truck Corporation 1990 Incentive Stock
       Plan, as amended.    (  ) FOR    (  ) AGAINST    (  ) ABSTAIN

   3.  Proposal to approve the Oshkosh Truck Corporation 1994 Long-Term
       Incentive Compensation Plan.  (  ) FOR   (  ) AGAINST   (  ) ABSTAIN

   4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2 AND ITEM 3.

                  (Continued and to be signed on reverse side)

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

   IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2 AND ITEM 3.

                              I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy statement and Annual Report.

                              Dated _______________________, 19 _________

                              Signed ____________________________________

                                     ____________________________________

                              Note: Please sign name exactly as it appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.

   PLEASE MAIL IN ENVELOPE ENCLOSED-NO POSTAGE REQUIRED.

   CLASS B COMMON STOCK

                                      PROXY
                            OSHKOSH TRUCK CORPORATION
               Revocable Proxy for Annual Meeting of Shareholders
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   I hereby appoint R. Eugene Goodson and Timothy M. Dempsey, and each of them, each with full power to act without the other, and each with full power of substitution, as my proxy to vote all shares of Class B Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the "Company") to be held at the Oshkosh Hilton & Convention Center, One North Main Street, Oshkosh, Wisconsin at 10:00 o'clock in the forenoon on Monday, January 23, 1995 or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

   1.  ELECTION OF DIRECTORS       FOR all nominees listed below   (  )
                                   (except as marked to the contrary below)

                                   WITHHOLD AUTHORITY   (  )
                                   (to vote for any nominees listed below)

             DANIEL T. CARROLL             TIMOTHY M. DEMPSEY

   (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

   ________________________________________________________________________

   2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" BOTH NOMINEES LISTED IN
   ITEM 1.

                  (Continued and to be signed on reverse side)

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

   IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR BOTH NOMINEES LISTED IN ITEM 1.

                              I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy statement and Annual Report.

                              Dated _______________________, 19 _________

                              Signed ____________________________________

                                     ____________________________________

                              Note: Please sign name exactly as it appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.

   PLEASE MAIL IN ENVELOPE ENCLOSED-NO POSTAGE REQUIRED.